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                                                                   EXHIBIT 10.24







                        INTELLECTUAL PROPERTY AGREEMENT


                                  BY AND AMONG


                     AKZO NOBEL PHARMA INTERNATIONAL, B.V.


                                      AND


                            PERIMMUNE HOLDINGS, INC.
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                        INTELLECTUAL PROPERTY AGREEMENT


     This Intellectual Property Agreement (the "Agreement") is made this second day of August, 1996 by and between Akzo Nobel Pharma International, B.V. (a corporation formed under the laws of the Netherlands) ("Pharma") and PerImmune Holdings, Inc., a Delaware corporation ("Holdings");

                                   WITNESSETH

     WHEREAS, Pharma is the beneficial owner of the Patents and Patent Applications (each as defined herein), and is the legal and beneficial owner of the Trademarks and Technical Information (each as defined herein);

     WHEREAS, Akzo Nobel, N.V. a corporation formed under the Laws of the Netherlands and the direct parent corporation of Pharma ("Parent"), holds title, as legal owner, to the Patents and Patent Applications for the benefit of Pharma;

     WHEREAS, Pharma and Patent each wishes to sell, transfer and convey to Holdings their respective rights in the Patents, Patent Applications, the Trademarks and other technology rights and intellectual property owned by such parties in exchange for the consideration set forth in this Agreement and used and useful in the PerImmune Business (as defined herein);

     NOW, THEREFORE, in consideration of the respective covenants and representations and warranties hereafter specified it is hereby agreed between the parties as follows:

1.   Definitions

     As used in this Agreement, the terms defined below shall have the respective meanings hereinafter specified, it is hereby agreed between the parties as follows:

     "Affiliates" means, with respect to any entity, any other entity which directly or indirectly controls, is controlled by, or is under common control with such entity, where the term "control" means the ownership, directly or indirectly, of more than fifty percent (50%) of the equity capital or the right or power in fact to direct the management of such entity.

     "Claim" has the meaning set forth in Section 5.3.

     "Claim Notice" has the meaning set forth in Section 5.3.

     "Damages" has the meaning set forth in Section 5.1.



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     "Excluded Intellectual Property" means all biological materials, products, technology, files, records and documentation, including but not limited to data for regulatory processes, relating to (i) the TICE(R)BCG product line
(including but not limited to the master seed lot), (ii) any and all food diagnostics and HIV diagnostics in the possession of PerImmune at the Closing Date, and (iii) any and all cell lines/antibodies set forth on Schedule 1.1.

     "Fair Market Value" means as of a given date, (i) the closing price of a share of common stock on the principal exchange on which the common stock then trades, if any, on the day previous to such date, or, if shares were not traded on the day previous to such date, then on the next preceding trading day during which a sale occurred; or (ii) if such common stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, (1) the last sales price (if the common stock is then listed as a National Market Issue under the Nasdaq National Market system) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the common stock on the day previous to such date as reported by Nasdaq or such successor quotation systems.

     "Indemnitees" has the meaning set forth in Section 5.1.

     "License Revenue" means consideration received by Holdings and its Affiliates (including PerImmune) from third parties as a result of the licensing by Holdings and its Affiliates (including PerImmune) of Patents, Patent Applications and/or Technical Information with respect to a specified Product or Products, including all license fees, royalties and milestone payments, but excluding payments to fund research or other product development expenses and costs ("R&D Payments").

     "Net Sales" means the amounts invoiced or charged purchasers for Products sold by Holdings or an Affiliate (including PerImmune) to a third party, less costs of insurance incident to transportation; transportation and shipping costs; excise, sales, luxury, gross receipt, turnover or similar taxes and customs duties; trade and cash discounts; sales commissions; and allowances for returns and uncollectible accounts. Neither License Revenues nor R&D Payments shall be considered Net Sales for purposes of this Agreement.

     "Patents" means those patents listed on Schedule 1.2(a) hereto and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additives to any such patents, both U.S. and worldwide.

     "Patent Applications" means the patent applications listed on Schedule 1.2(a) hereto, as well as any continuations, continuations-in-part, divisional or reissue applications, reexamination certificates, or any corresponding foreign patent applications based on such patent applications and on any patents issuing worldwide from any of the foregoing.

     "PerImmune Business" means the business of research, development and the commercialization of clinical and therapeutic applications for vaccine-based active specific immunotherapy and the research, development, clinical and therapeutic application and manufacturing of human monoclonal antibodies, non-specific immunotherapy and in-vitro



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diagnostics, as well as contract research and product sales, as currently conducted and proposed to be conducted by PerImmune.

     "PerImmune Indemnitees" has the meaning set forth in Section 5.1.

     "Products" means individually or collectively, as the context indicates
(i) OncoSPECT (Colorectal), (ii) OncoSPECT (non-colorectal), (iii) active specific immunotherapy (ASI), (iv) Apo-Tek cardiovascular tests and products,
(v) KLH and non-specific immunotherapy products, and (vi) other products produced by Holdings and its Affiliates (including PerImmune) which are covered by Patents, Patent Applications or patents or patent applications underlying the Retained Patents License or make use of Technical Information transferred hereunder to Holdings.

     "Quarterly Payments Report" has the meaning set forth in Section 2.3(a).

     "Retained Patents" means the patents list on Schedule 1.4.

     "Retained Patents License" has the meaning set forth in Section 3(b).

     "Taxes" means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

     "Technical Information" means all technical and commercial information, specifications, processes, inventions, trade secrets, know how, methods and techniques, and other materials primarily used in the PerImmune Business, including models, designs and plans and including the underlying copyright in works of authorship embodying the foregoing, all of which primarily relate to the PerImmune Business as conducted by PerImmune on the date hereof, but not including the Patents, Patent Applications, Trademarks or Excluded Intellectual Property.

     "Third Party Notice" has the meaning set forth in Section 5.3.

     "Trademarks" means those trademarks and common law marks listed on
Schedule 1.5 hereto.


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2.   Assignment of Intellectual Property Rights to PerImmune

     2.1. Transfer.

          (a) Assignment of Patents and Patent Applications. Pharma shall, and shall cause Parent to, sell, assign, convey and deliver to Holdings, its successors, assigns and legal representatives, such party's entire right, title and interest in and to the Patents, the Patent Applications and all rights and privileges relating thereto including but not limited to the right to recover and take all such proceedings as may be necessary for the recovery of damages or otherwise in respect of past, present or future infringement of any Patent or patents(s) issuing from any Patent Application;

          (b) Assignment of Trademarks. Pharma hereby sells, assigns, conveys and delivers to Holdings all of its individual rights, title and interest in and to the Trademarks, including the goodwill of the business represented by the scheduled trademarks, any registrations and applications of the scheduled marks and any common law rights in the scheduled marks.

          (c) Assignment of Technical Information. Pharma hereby sells, assigns, conveys and delivers to Holdings Pharma's right, title and interest in and to all Technical Information held by Pharma.

     2.2. Consideration.

          (a) In consideration of the transfers, assignments and conveyances provided for in Section 2.1, and subject to the limitations included herein, Holdings agrees to make the following payments to Pharma:

               (i) in respect of the Products listed on Schedule 2.2(a)(i), the payments in each case in the amount set forth next to such Product on Schedule 2.2(a)(i);

               (ii) in respect of the Products listed on Schedule 2.2(a)(ii), the payments in each case in the amount set forth next to such Product on Schedule 2.2(a)(ii);

               (iii) in respect of other Products covered by the Patents, the Patent Applications, or patents issued to, or patent applications filed by, Holdings subsequent to the date hereof, which are the direct result of the technology owned by Holdings as of the date hereof or transferred to Holdings hereunder (but excluding the Products set forth in Schedule 2.2(a)(i) and Schedule 2.2(a)(ii)), payments equal to 7.5% of Net Sales and 50% of License Revenue for such Products, as applicable; and

               (iv) in respect of all other Products of Holdings which are a direct result of the technology owned by Holdings as of the date hereof, but not otherwise

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          covered by the provisions of 2.2(a)(i) through 2.2(a)(iii), payments equal to 5% of Net Sales or 50% of License Revenue, as applicable.

          (b) Each lump sum payment for a Product to be made by Holdings pursuant to Section 2.2(a)(i) is payable in two equal installments: one-half upon written notification to Holdings by the U.S. Food and Drug Administration of its approval of such Product for commercial use and one-half upon written notice of approval of such Product for commercial use in at least two of the following four countries: France, Germany, United Kingdom and Italy. In the event that PerImmune's common stock is publicly traded on a U.S. national securities exchange or quoted on an automatic quotation system, each milestone payment may, at the election of Pharma, be satisfied in shares of common stock of PerImmune based upon the Fair Market Value of such common shares on the day such payment is made.

          (c) Holdings' obligation to make the payments referenced in Section 2.2(a)(ii) and Section 2.2(a)(iii) with respect to a particular Product remains in effect with respect to any sale of that particular Product until the expiration or termination of the last patent to expire or terminate directly covering that particular product in any country of manufacture or sale. Holdings' obligation to make payments contemplated in Section 2.2(a)(iv) with respect to any Product expires on the earlier of: (i) ten years from the first commercial introduction of any such Product or (ii) December 31, 2011.

          (d) For purposes of this Section 2.2, Products shall be considered sold upon the date invoiced.

          (e) Payments made pursuant to Section 2.2(a)(ii) through 2.2(a)(iv) in respect of Products returned to Holdings, may be credited against future payments due and owing pursuant to such sections and credits for returned Products shall be made in accordance with the Quarterly Payments Report.

          (f) Holdings hereby agrees to diligently pursue development, regulatory approval and commercialization of the Products listed on Schedule 2.2(a)(i).

2.3. Quarterly Payments Report: Audit

          (a) Holdings shall, on or before the last day of February, May, August and November of each year in which payments are payable thereunder, furnish to Pharma a statement (the "Quarterly Payments Report"), certified by a financial officer of Holdings, concerning the Net Sales and License Revenue of Products by Licensee during the preceding calendar quarter in sufficient detail to permit the computation of the payments due pursuant to Section 2.2(a)(i) through 2.2(a)(iv) and shall accompany such statement by payment of the amount of the payment due in the form of a check or confirmation of a wire transfer. On or before the 30th day of April of each year, Holdings shall furnish to Pharma at Pharma's request and expense, a comparable statement certified by Holdings' firm of certified public accountants of the sales of Products during the term of this


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Agreement for the calendar year ending on the preceding December 31, and shall accompany such statement by payment of an amount equal to the excess, if any, of the amount of payments shown to be due on such statement over the aggregate amount of the four quarterly payments made in respect of such calendar year pursuant to this Article, or, if the aggregate amount of such payments shall be in excess of the amount of payment shown to be due on such statement, shall take appropriate credit of the amount of such over-payment against payments accruing after such December 31.

              (b) Upon thirty (30) days notice to Holdings, Pharma shall have the right to examine the applicable books and records of Holdings in order to verify the Net Sales and License Revenue of Products for which payments are made by Holdings to Pharma pursuant to Section 2.2(a). In the event that any such examination reveals that the amount of such Net Sales or License Revenue for any calendar quarter exceeded the amount certified to Pharma herein, the actual amount of the Net Sales and License Revenue in respect of such calendar quarter shall be increased for purposes of determining the Payments pursuant to
Section 2.2(c), and the shortfall shall immediately be paid to Pharma by Holdings. Holdings shall be entitled to examine the work papers relating to any such examination, and if any such examination reveals an overpayment to Pharma by Holdings, the overpaid amount shall be refunded to Holdings, without interest.

       2.4 Withholding. Holdings and Pharma recognize that payments by Holdings to Pharma of amounts described in this Agreement are not royalties, but rather payments for the purchase of Patents and Patent Applications, Trademarks and Technical Information. However, Pharma recognizes that Holdings may be obligated under Section 881(a)(4) of the Internal Revenue Code of 1986, as amended, or under another provision of law to withhold and pay over, or otherwise pay, Taxes as a result of the payment by Holdings to Pharma of amounts described in this Agreement. In connection with such withholding obligations, Pharma shall be treated as if it were subject to such law and shall not be accorded the benefit of any exemption or reduction in tax rate permitted by such law unless Holdings shall have received such evidence, forms or certificates satisfying Holdings that Pharma is not subject to such law or is entitled to an exemption or reduction in tax rate. Specifically, Pharma shall provide Holdings with a duly executed Form 1001 - Ownership, Exemption, or Reduced Rate Certificate evidencing Pharma's qualification for treaty exemption prior to the due date for any payments hereunder. Any amounts withheld by Holdings and remitted to a taxing authority shall be deemed for all purposes of this Agreement to have been paid by Holdings to Pharma.

       2.5 For purposes of this Article 2, all references to "Holdings" shall refer to either or both of Holdings and PerImmune, as the context requires.

3.     (a)    License Back to Pharma. Holdings hereby grants to Pharma a retained, transferable, non-exclusive, irrevocable, world-wide and royalty-free license under the assigned Patents and Patent Applications set forth on
Schedule 1.2(b).


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       (b)    License to Retained Patents. Pharma hereby grants to Holdings a non-transferable, non-exclusive, irrevocable, world-wide and royalty-free license under the Retained Patents for use with PerImmune's human monoclonal antibodies (the "Retained Patents License").

4.     Representations and Warranties.

              Pharma hereby represents and warrants to Holdings that:

       4.1 Pharma is the beneficial owner of all Patents and Patent Applications and the legal and beneficial owner of all Trademarks and Technical Information with the authority to transfer to Holdings its interests in such Patents, Patent Applications, Trademarks and Technical Information as provided on Section 2.1.

       4.2 Parent is the legal owner of all Patents and Patent Applications, with the authority to transfer to PerImmune its interests in such Patents and Patent Applications as provided in Section 2.1.

       4.3 Pharma has full authority to cause Parent to assign to Holdings Parent's interests in the Patents and the Patent Applications pursuant to
Section 2.1(a) and to grant the Retained Patents License. Neither Pharma nor Parent has acted in any way that would interfere with Holdings' rights as granted herein.

       4.4 Except as set forth on Schedule 4.4, the Patents, Patent Applications, and the Technological Information being transferred to Holdings by Parent and Pharma under this Agreement and the Retained Patents License together convey to Holdings legal and beneficial ownership of intellectual property rights sufficient to permit Holdings to conduct the PerImmune Business, substantially in the same manner as such business was conducted prior to the date hereof.

       4.5 Except as set forth on Schedule 4.5, no other person or entity has or is asserting an ownership interest in any of the Products, and neither Parent nor Pharma has had to pay or been requested to pay any royalty or license fee which would be an obligation of Holdings after the date hereof to any third party to make, use, sell or distribute, any of the Products.

       4.6 Except as set forth on Schedule 4.6, the Trademarks represent all marks registered in any jurisdiction worldwide which were used primarily by or for the PerImmune Business prior to the date hereof.

       4.7 Except as otherwise disclosed in Schedule 4.7, there has been no claim against either Parent or Pharma or any of their Affiliates of any infringement of any patent, trademark, patent application, trade name, trade secret, copyright or other intellectual property rights of any third party occurring from the operation of the PerImmune Business; provided, however, that nothing in this Agreement shall constitute or be deemed a representation or warranty that the manufacture, use or sale of any product under the Patents or Patent Applications, the use of the Technical Information or the use of the Trademarks are, or will be, free from infringement of any intellectual property rights, including patents or trademarks, of third parties.


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5.   Indemnification.

     5.1 By Pharma. Pharma shall indemnify, save and hold harmless Holdings and its respective Affiliates and subsidiaries, and their respective directors, officers, shareholders and employees (the "PerImmune Indemnitees") from and against any and all costs, losses, Taxes, liabilities, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including, without limitation, reasonable attorneys' fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing herein (collectively, "Damages") incurred in connection with, arising out of or resulting from any breach of any representation, warranty, covenant or agreement made by Pharma in, or in connection with, this Agreement provided, however, that Pharma shall not be liable to the PerImmune Indemnitees in respect of a breach of a representation or warranty made by Pharma in this Agreement which was true as of the date of this Agreement but which is rendered inaccurate by events beyond the control of Pharma occurring between the date of this Agreement and the Closing, to the extent that Pharma has notified Holdings of such breach in writing prior to the Closing and Holdings has effected the Closing with knowledge of such breach.

     5.2 Damages. The term "Damages" as used in this Section 5 is not limited to matters asserted by third parties, but includes Damages incurred or sustained by an Indemnitee in the absence of third party claims. Payments by an Indemnitee or amounts for which such Indemnitee is indemnified hereunder shall not necessarily be a condition precedent to recovery.

     5.3 Defense of Claims. If a claim for Damages (a "Claim") is to be made by an Indemnitee, such Indemnitee shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after such Indemnitee becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 5. If any lawsuit or enforcement action is filed against any Indemnitee hereunder, notice thereof (a "Third Party Notice") shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect the rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After receipt of a Third Party Notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; and the indemnified party



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may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and appoint its own counsel therefor, at its own cost. The parties shall also cooperate with each other in any notifications to insurers. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Third Party Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim and the indemnifying party shall have the right to participate therein at its own cost; provided, however, that such claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.

     5.4 Limitation on Indemnity. Holdings shall not be entitled to indemnification based upon the breach of any representation or warranty of Pharma if, as of the Closing, Holdings had actual knowledge of facts that cause such representation or warranty to be untrue. For purposes of the foregoing, the parties intend only that the actual knowledge of Michael G. Hanna, Jr. and of senior management and laboratory directors of PerImmune on the Closing Date shall be imputed to Holdings. Such persons shall not be personally liable to Pharma under the provisions of the preceding sentence.

6.   Miscellaneous

     6.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder or thereunder may be assigned by any party without the prior written consent of the other parties thereto, which consent will not unreasonably be withheld; except that either party may, without such consent, assign this Agreement and all such rights and obligations to an Affiliate or to a successor in interest which shall assume all obligations and liabilities of the assigning party under this Agreement and Holdings may (i) assign all such rights to any lender as collateral security (provided that no assignment shall release the assigning party from responsibility for its obligations hereunder) or (ii) novate its rights and obligations hereunder to PerImmune and shall thereafter be released from responsibility for its obligations thereunder. Upon effecting such a novation, all references herein to Holdings shall be deemed to refer to PerImmune, unless the context otherwise requires. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right benefit or obligation under this Agreement as a third party beneficiary or otherwise.

     6.2 Further Assurances. Pharma shall, and shall cause Parent to, execute, sign and deliver to Holdings all documents, and to perform all acts as are reasonably required for the assignment of the Patents, Patent Applications, Trademarks and Technical Information to PerImmune as contemplated hereunder, including the timely filing of all documents necessary to reflect Holdings' ownership of the Patents, the Patent Applications and the Trademarks in any jurisdiction where such Patents, Patent Applications and Trademarks are currently registered or filed.



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     6.3  Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered, when transmitted if transmitted by telecopy, electronic or digital transmission method provided that such transmission is confirmed by telephone, the day after it is sent, if sent for next day delivery to a domestic address by overnight mail or via private delivery service, and upon receipt, if sent by international air courier service, certified or registered mail return receipt requested. In each case notice shall be sent to:

     If to Pharma, addressed to:

          Akzo Nobel Pharma International B.V.
          P.O. Box 20 5345 BH
          Oss, The Netherlands
          Attention: General Counsel

     With a copy to:

          Organon Teknika N.V.
          Veedijk 58, 2300 Turnhout
          Belgium
          Attention: President

     If to Holdings, addressed to:

          PerImmune Holdings, Inc.
          1330 Piccard Drive
          Rockville, MD 20850-4396
          Attention: Michael G. Hanna, Ph.D.

     With a copy to:

          Latham & Watkins
          1001 Pennsylvania Avenue, N.W., Suite 1300
          Washington, D.C. 20004
          Attention: Bruce E. Rosenblum

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     6.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal law, and not the law of conflicts, of the State of Maryland.

     6.5 Jurisdiction. Pharma hereto irrevocably submits for the benefit of PerImmune to the jurisdiction of the federal district courts located in the State of Maryland in connection with any controversy, suit, action or proceeding which may arise out of or in connection with this



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Agreement or the transactions contemplated hereby. Pharma hereto irrevocably waives any objection which it might now or hereafter have to the courts referred to in the preceding sentence being nominated as the forum to hear and determine any controversy, suit, action or proceeding which may arise out of or in connection with this Agreement or the transaction contemplated hereby, on the basis of improper venue, inconvenient forum or otherwise, and agrees not to claim that any such court is not a convenient or appropriate forum. The parties agree hereby that nothing in this Section 6.5 is intended to alter the agreement in Section 6.9.

      6.6.  Agent for Service of Process.

            (a) In connection with this Agreement, Pharma hereto agrees that the process by which any suit, action or proceeding is begun in the federal district courts located in the State of Maryland may be served on it by being delivered to Organon Teknika Corporation, 100 Akzo Avenue, Durham, North Carolina 27712, and hereby irrevocably appoints such person as its agent for the service of process in connection therewith. If the appointment of the person mentioned in this Section 6.6 ceases to be effective, Pharma shall immediately appoint a further person to accept service of process on its behalf in Maryland and, failing such appointment within five (5) days after notice thereof to Pharma, Holdings shall be entitled to appoint such a person by notice to Pharma. Pharma further irrevocably consents to the service of process out of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Pharma, at its address identified in Section 6.3, such service to become effective ten (10) days after such mailing. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

            (b) The submission to the jurisdiction of the courts referred to above shall not (and shall not be construed so as to) limit the right of Holdings hereto to take proceedings against Pharma with respect to this Agreement in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

      6.7. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      6.8. Severability. The Parties hereto agree that the invalidity or unenforceability of any of the provisions hereof shall not in any way affect the validity or enforceability of any other provisions of this Intellectual Property Agreement except those of which the invalidated or unenforceable provisions comprise an integral part of or are otherwise clearly inseparable from such other provisions.



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     6.9  Arbitration

          (a) Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties after the Closing arising out of or relating to this Agreement, including, without limitation, the indemnities provided in Article 5 the parties agree to attempt to settle any such disputes in a amicable manner. Should the parties fail to resolve such a dispute within three (3) months following written notice thereof, such dispute shall, upon request of the contesting party, be submitted to an arbitrator jointly agreed to by the parties. If a single arbitrator cannot be agreed upon within thirty (30) days, each party shall select one arbitrator and the two arbitrators will select a third arbitrator.

          (b) Arbitration shall be conducted in accordance with rules and procedures of the Center for Public Resources ("CPR"), subject to the following terms:

               (i) the arbitration shall be held at a mutually agreeable location in the vicinity of Washington, D.C.

               (ii) the arbitrator(s) shall be independent, impartial third parties, having no direct or indirect personal or financial relationship to any of the parties of the dispute, each of whom has agreed to accept an appointment as arbitrator(s) on the terms set forth in this Section.

               (iii) within thirty (30) days after selection of the arbitrator(s), each party shall submit a description of the matter to be arbitrated to said arbitrator(s).

               (iv) from the date the arbitrator(s) is/are in possession of both parties' submitted material, the arbitrator(s) shall have sixty
          (60) days in which to hear the parties and fifteen (15) days thereafter to render a decision.

               (v) time period set forth in this Section 6.9 may be altered only mutual consent of the parties.

               (vi) the arbitrator(s) shall announce the award in writing accompanied by written findings of fact in support of the award and any relevant conclusions of law. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.

          the fees of the arbitrator(s) and any other costs and fees associated with the arbitration shall be paid in accordance with the decision of the arbitrator(s), except that the prevailing party shall pay no more than one-half of such costs.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                        PERIMMUNE HOLDINGS, INC.


                                        By:  /s/ MICHAEL G. HANNA, JR.
                                           ----------------------------------
                                            Name: Michael G. Hanna, Jr.
                                            Title: President


                                        AKZO NOBEL PHARMA INTERNATIONAL, B.V.


                                        By:
                                           -----------------------------------
                                            Name:
                                            Title:

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                        PERIMMUNE HOLDINGS, INC.


                                        By:
                                           ----------------------------------
                                            Name:
                                            Title:


                                        AKZO NOBEL PHARMA INTERNATIONAL, B.V.


                                        By:   [SIG]
                                           -----------------------------------
                                            Name: Dr. R.S. [ILLEGIBLE]
                                            Title: Authorized Representative